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                                                                     EXHIBIT 2.3

                              STATE OF NEVADA             Telephone 702.687.5203
                     OFFICE OF THE SECRETARY OF STATE           Fax 702.687.3471
                         101 N. CARSON ST., STE. 3
                       CARSON CITY, NEVADA 89701-4786              Filing Fee: $


                           Certificate of Correction
                           -------------------------
                           (Pursuant to NRS 78.0295)
                             -Remit in Duplicate-


1.   The name of the corporation for which correction is being made:

                              PCSupport.com, Inc.

2.   Description of the original document for correction is being made:

                           Articles of Incorporation

3.   Filing date of the original document:

                                 April 7, 1999

4. Description of the incorrect statement and the reason it is incorrect or the manner in which the execution or other formal authentication was defective.

     Article IV, as now written, states: The corporation shall have authority to issue an aggregate of Fifty-two Million (52,000,000) shares of par value one mil ($0.001) per share, for a total capitalization of Fifty-Two Thousand ($52,000.00). The Board of Directors shall be vested with discretion to issue and allocate these shares among the following two classes, within the following sated limitations: Class A, Common Equity Voting Stock (hereafter to be called "Common Stock"), not to exceed 50,000,000 shares; Class B, Special Non-Equity Voting Stock, Convertible to Common Stock, ("Special Voting Stock") not to exceed 2,000,000 shares; and no other class or classes of stock. The corporation's capital stock may be sold from time to time for such consideration as may be fixed by the Board of Directors, provided that no consideration so fixed shall be less than par value.

     This paragraph was mistakenly cut and pasted from Articles of another corporation. The mistake occurred in word processing and was only recently noticed.

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5.   Correction of the incorrect statement of defective execution or authentication:


     Article IV, as corrected shall state: The corporation shall have authority to issue an aggregate of One-Hundred Million (100,000,000) shares of par value one mil ($0.001) per share, for a total capitalization of Fifty-Two Thousand ($100,000.00); in a single class, namely, Class A. Common Equity Voting Stock (hereafter to be called "Common Stock") and no other class or classes of stock. The corporation's capital stock may be sold from time to time for such consideration as may be fixed by the Board of Directors, provided that no consideration so fixed shall be less than par value.

6.   Signature:


/s/ Kirt W. James
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Signature of Corporate Officer          Title of Officer        Date
Kirt W. James                           President               June 2, 1999

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